Exhibit 8.2

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

December 22, 2025

Board of Directors

Blue Foundry Bancorp

19 Park Avenue

Rutherford, New Jersey 07070

Re:	Federal Income Tax Opinion - Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as special counsel to Blue Foundry Bancorp, a Delaware corporation (“Blue Foundry”), in connection with (i) the planned merger (the “Merger”) of Blue Foundry with and into Fulton Financial Corporation, a Pennsylvania corporation (“Fulton”), pursuant to the Agreement and Plan of Merger by and between Fulton and Blue Foundry, dated as of November 24, 2025 (the “Merger Agreement”), and (ii) the preparation and filing by Fulton of the related Registration Statement on Form S-4, which includes the proxy statement/prospectus relating to the Merger (the “Proxy Statement/Prospectus”), initially filed with the U.S. Securities and Exchange Commission on December 12, 2025, and as amended through the date hereof (the “Registration Statement”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

In connection with this opinion, we have reviewed: (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Proxy Statement/Prospectus, and (iv) the certificates of officers of Blue Foundry and Fulton as to certain factual matters, dated the date hereof (the “Certificates”), and, in each case, we have assumed that the statements and representations made in such documents are currently and will be complete and accurate as of the effective time of the Merger.

We have relied, with the consent of Blue Foundry and Fulton, upon the accuracy and completeness of the Certificates (the contents of which we have neither investigated nor verified). We have assumed that the Certificates will be re-executed in substantially the same form by appropriate officers as of the Closing Date. For purposes of rendering this opinion, we have assumed that all relevant statements in the Merger Agreement, Registration Statement and the Proxy Statement/Prospectus and the written representations of the parties, including those made “to the best knowledge of” or similarly qualified, are currently true and complete and will remain true and complete at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with the relevant covenants contained in the Merger Agreement. Our opinion may not be relied upon and may be invalid if any assumption described above is untrue for any reason.

Blue Foundry Bancorp

December 22, 2025

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” (i) we are of the opinion that under Current Law, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and each of Fulton and Blue Foundry will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, and (ii) we hereby confirm that the discussion contained in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material federal income tax consequences of the Merger.

This opinion is based on Current Law and represents our best judgment, but it has no binding effect or official status of any kind. No assurance can be given that the IRS or a court will not take contrary positions concerning the issues addressed in this opinion. It is possible that Congress could enact new law or that the U.S. Department of the Treasury or the IRS could issue new regulations or guidance after the date hereof that would be inconsistent with the opinion expressed herein. It is possible that courts of competent jurisdiction could issue decisions after the date hereof that would be inconsistent with the opinion expressed herein. Any changes in law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above, and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Luse Gorman, PC